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EXHIBIT 10.2

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2002 Stock Incentive Plan
Restricted Stock Unit Agreement

        This Restricted Stock Unit Agreement and the associated grant award information (the "Customizing Information"), which Customizing Information is provided in written form or is available in electronic form from the recordkeeper for the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended and in effect from time to time (the "Plan"), is made as of the date shown as the "Grant Date" in the Customizing Information (the "Grant Date") by and between Iron Mountain Incorporated, a Delaware corporation (the "Company"), and the individual identified in the Customizing Information (the "Recipient"). This instrument and the Customizing Information is collectively referred to as the "Restricted Stock Unit Agreement."

WITNESSETH THAT:

        WHEREAS, the Company has instituted the Plan; and

        WHEREAS, the Compensation Committee (the "Committee") has authorized the grant of restricted stock units ("RSUs") with respect to the Company's Common Stock ("Stock") upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is incorporated herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Recipient agree as follows.

        1.    Grant.    Subject to the terms of the Plan and this Restricted Stock Unit Agreement, the Company hereby grants to the Recipient that number of restricted stock units ("RSUs") equal to the corresponding number of shares of the Company's Stock (the "Underlying Shares") shown in the Customizing Information under "Restricted Stock Units Granted."

        2.    Vesting.    If the Recipient remains in an employment, contractual or other service relationship with the Company ("Relationship") as of a "Vesting Date," as specified in the Customizing Information, and the Recipient as of such date is not in violation of any confidentiality, inventions and/or non-competition agreement with the Company, a portion (the "Incremental Amount," as specified in the Customizing Information) of the RSUs shall vest on such date. For the avoidance of doubt, except as otherwise provided pursuant to the terms of the Plan, if the Recipient's Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no RSUs granted pursuant to this Restricted Stock Unit Agreement shall vest under any circumstances on and after the date of such termination.

        For purposes of this Section 2, the term "Company" refers to the Company and all Subsidiaries.

        3.    Delivery of Underlying Shares or Cash Settlement.    With respect to any RSUs that become vested RSUs as of a Vesting Date pursuant to Section 2, the Company shall issue to the Recipient, as soon as practicable following the applicable Vesting Date, the number of Underlying Shares equal to the number of RSUs vesting on that date or an amount of cash equal to the Fair Market Value, as defined in the Plan, of such Underlying Shares as of that date. Whether Underlying Shares, or the cash value thereof, shall be issued or paid at settlement shall be determined based on the "Form of Settlement" specified in the Customizing Information.

        Any shares issued pursuant to this Restricted Stock Unit Agreement shall be issued, without issue or transfer tax, by delivering a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Stock as the Company may elect; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. Notwithstanding the prior sentence, delivery of Underlying Shares shall be made, or the amount of cash equivalent thereto shall be paid, only if the required purchase price designated as the "Purchase Price" shown in the Customizing Information per underlying RSU is paid to the Company. Such payment may be made either (a) by means of payment acceptable to the Company in accordance with the terms of the Plan or (b) by a reduction in the number of shares of Stock, valued at its Fair Market Value, issued hereunder or by a reduction in the amount of cash paid equal in each case to the aggregate Purchase Price due. If the Recipient fails to pay for or accept delivery of all of the shares, the right to shares of Stock provided pursuant to this RSU may be terminated by the Company.

        4.    Withholding Taxes.    The Recipient hereby agrees, as a condition of the award of RSUs, to provide to the Company an amount sufficient to satisfy the Company's obligation to withhold federal, state, local and other taxes arising by reason of the issuance, vesting or settlement of RSUs (the"Withholding Amount"), if any, by (a) authorizing the Company and/or any Subsidiary to withhold the Withholding Amount from the Recipient's cash compensation or (b) remitting the Withholding Amount to the Company in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Underlying Shares that would otherwise be delivered that number of shares having a Fair Market Value on the date of vesting sufficient to eliminate any deficiency in the Withholding Amount; and provided, further, that the Fair Market Value of Stock withheld shall not exceed an amount in excess of the minimum required withholding.

        5.    Non-assignability of RSUs.    RSUs shall not be assignable or transferable by the Recipient except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Recipient, delivery of shares of Stock or payment of cash as settlement of RSUs shall be made only to the Recipient, to a conservator or guardian duly appointed for the Recipient by reason of the Recipient's incapacity or to the person appointed by the Recipient in a durable power of attorney acceptable to the Company's counsel.

        6.    Compliance with Securities Act; Lock-Up Agreement.    The Company shall not be obligated to sell or issue any Underlying Shares or other securities in settlement of RSUs hereunder unless the shares of Stock or other securities are at that time effectively registered or exempt from registration under the Securities Act and applicable state securities laws. In the event shares or other securities shall be delivered that shall not be so registered, the Recipient hereby represents, warrants and agrees that the Recipient will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the settlement of RSUs, the Recipient will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter's lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

        7.    Legends.    The Recipient hereby acknowledges that the stock certificate or certificates evidencing shares of Stock or other securities issued pursuant to any settlement of an RSU hereunder may bear a legend setting forth the restrictions on their transferability described in Section 6 hereof, if such restrictions are then in effect.

        8.    Rights as Stockholder.    The Recipient shall have no rights as a stockholder with respect to any RSUs or Underlying Shares until the date of issuance of a stock certificate for Underlying Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except to the extent the Committee determines to issue a Dividend Equivalent Unit, pursuant to the terms of the Plan and upon such terms and conditions it may establish.

        9.    Termination or Amendment of Plan.    The Board may terminate or amend the Plan at any time. No such termination or amendment will affect rights and obligations under this Restricted Stock Unit Agreement, to the extent it is then in effect.

        10.    Effect Upon Employment and Performance of Services.    Nothing in this Restricted Stock Unit Agreement or the Plan shall be construed to impose any obligation upon the Company or any Subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.

        11.    Time for Acceptance.    Unless the Recipient shall evidence acceptance of this Restricted Stock Unit Agreement by electronic or other means prescribed by the Committee within thirty (30) days after its delivery, the RSUs shall be null and void (unless waived by the Committee).

        12.    Right of Repayment.    In the event that the Recipient accepts employment with or provides services for a competitor of the Company within two (2) years after any settlement of RSUs hereunder, the Recipient shall pay to the Company an amount equal to the excess of the Fair Market Value of the Underlying Shares as of the date of settlement (whether settled in cash or Stock) over the Purchase Price, if any, paid (or deemed paid); provided, however, that the Committee in its discretion may release the Recipient from the requirement to make such payment, if the Committee determines that the Recipient's acceptance of such employment or performance of such services is not inimical to the best interests of the Company. The Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Recipient. For purposes of this Section 12, the term "Company" refers to the Company and all Subsidiaries.

        13.    Section 409A of the Internal Revenue Code.    The RSUs granted hereunder are intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Code, as defined in the Plan, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

        14.   General Provisions.

          (a)    Amendment; Waivers.    This Restricted Stock Unit Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Restricted Stock Unit Agreement, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Recipient hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Recipient. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Recipient shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.

          (b)    Binding Effect.    This Restricted Stock Unit Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

          (c)    Fractional RSUs or Underlying Shares.    All fractional Underlying Shares resulting from the application of the Vesting Schedule or the adjustment provisions contained in the Plan shall be rounded down to the nearest whole share. If cash in lieu of Underlying Shares is delivered at settlement, the amount paid shall be rounded down to the nearest penny.

          (d)    Governing Law.    This Restricted Stock Unit Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

          (e)    Construction.    This Restricted Stock Unit Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Restricted Stock Unit Agreement, the Plan shall control. The titles of the sections of this Restricted Stock Unit Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.

          (f)    Data Privacy.    By entering into this Restricted Stock Unit Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the administration of the Plan; (ii) waives any data privacy rights the Recipient may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 14(f), the term "Company" refers to the Company and each of its Subsidiaries.

          (g)    Notices.    Any notice in connection with this Restricted Stock Unit Agreement shall be deemed to have been properly delivered if it is delivered in the form specified by the Committee as follows:

To the Recipient:	Last address provided to the Company
To the Company:	Iron Mountain Incorporated 745 Atlantic Avenue Boston, Massachusetts 02111 Attn: Chief Financial Officer

          (h)    Version Number.    This document is Version 1 of the Iron Mountain Incorporated 2002 Stock Incentive Plan Stock Restricted Stock Unit Agreement.

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  EXHIBIT 10.2